Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$2,500,000	$322.00

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

December 2013 Pricing Supplement Registration Statement No. 333-180289 December 20, 2013 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

$2,500,000 Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

The notes offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” set forth below. At maturity, we will pay for each note the principal amount of $10 plus a supplemental redemption amount, if any, based on the arithmetic average of the closing level of the underlying index on the three determination dates occurring in the final year of the term of the notes. These long-dated notes are for investors who are concerned about principal risk, but seek an equity index-based return, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a leveraged supplemental redemption amount, if any. All payments on the notes are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	June 28, 2021, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Underlying index:	EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)
Aggregate principal amount:	$2,500,000
Payment at maturity:

• If the average index closing level is greater than the initial index level:

$10 + supplemental redemption amount, if any

• If the average index closing level is less than or equal to the initial index level:

$10

The payment at maturity will not be less than $10 per note regardless of the performance of the underlying index. All payments on the notes are subject to the credit risk of HSBC.

Supplemental redemption amount:	(i) $10 times (ii) the average index percent change times (iii) the leverage factor, provided that the supplemental redemption amount will not be less than $0.
Leverage factor:	125%
Average index percent change:	(average index closing level – initial index level) / initial index level
Initial index level:	3,049.35, which was the closing level of the underlying index on the pricing date
Average index closing level:	The arithmetic average of the closing level of the underlying index on April 23, 2021, May 24, 2021 and June 23, 2021 (each, a “determination date”). The determination dates are subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Closing level:	The closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SX5E <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Stated principal amount:	$10 per note
Issue price:	$10 per note
Pricing date:	December 20, 2013
Original issue date:	December 26, 2013 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market, if any, at any time. See “Risk Factors — The estimated initial value of the notes, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the notes in the secondary market, if any.”
CUSIP:	40434B610
ISIN:	US40434B6103
Listing:	The notes will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per note	$10	$0.35	$9.65
Total	$2,500,000	$87,500	$2,412,500
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.35 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.35 for each note they sell. See “Supplemental plan of distribution (conflicts of interest).”

The estimated initial value of the notes as of the pricing date is $9.44 per note, which is less than the price to public. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 6 of this document for additional information.

Investment in the notes involves certain risks. See “Risk Factors” beginning on page 6 of this pricing supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the notes, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 22, 2012 at:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement dated March 22, 2012 at:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus dated March 22, 2012 at:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

Investment Summary

Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

The Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021 (the “notes”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a positive performance of the underlying index.
▪	To enhance positive returns and potentially outperform the underlying index in a bullish scenario.
▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, while using fewer dollars by taking advantage of the leverage factor.
▪	To avoid loss in the event of a decline of the underlying index as of the determination dates. All payments on the notes are subject to the credit risk of HSBC.
Maturity:	Approximately seven and a half years
Leverage factor:	125%
Minimum payment at maturity:	$10, subject to the credit risk of HSBC
Interest:	None

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Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

Key Investment Rationale

The notes offer 125% leveraged upside on any positive performance of the underlying index.

Investors can use the notes to enhance returns and avoid loss in the event of a decline of the underlying index, as measured on the three determination dates. All payments on the notes are subject to the credit risk of HSBC.

Leveraged Performance	The notes offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the securities included in the underlying index.
Repayment of Principal	At maturity, even if the underlying index has declined over the term of the notes, you will receive your stated principal amount.
Payment Scenario 1	The level of the underlying index increases and, at maturity, the notes will pay the stated principal amount of $10 plus 125% of the average index percent change.
Payment Scenario 2	The level of the underlying index does not change or declines and, at maturity, the notes will pay the stated principal amount of $10.

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Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

How the Notes Work

Payoff Table

The payoff table below illustrates the payment at maturity on the notes assuming the following terms:

Stated principal amount:	$10 per note
Leverage factor:	125%
Hypothetical initial level:	3,000, which is not the actual initial starting level. The actual initial starting level is set forth on the cover page of this document.

Hypothetical Payment at Maturity

The table below illustrates the payment at maturity for each note for a hypothetical range of average index percent change, and does not cover the complete range of possible payouts at maturity.

Average index percent change	Average index closing value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $10 note
100%	6,000	$10.00	$12.50	$22.50	125.00%
90%	5,700	$10.00	$11.25	$21.25	112.50%
80%	5,400	$10.00	$10.00	$20.00	100.00%
70%	5,100	$10.00	$8.75	$18.75	87.50%
60%	4,800	$10.00	$7.50	$17.50	75.00%
50%	4,500	$10.00	$6.25	$16.25	62.50%
40%	4,200	$10.00	$5.00	$15.00	50.00%
30%	3,900	$10.00	$3.75	$13.75	37.50%
20%	3,600	$10.00	$2.50	$12.50	25.00%
10%	3,300	$10.00	$1.25	$11.25	12.50%
0%	3,000	$10.00	$10.00	$10.00	0%
–10%	3,300	$10.00	$10.00	$10.00	0%
–20%	2,400	$10.00	$10.00	$10.00	0%
–30%	2,100	$10.00	$10.00	$10.00	0%
–40%	1,800	$10.00	$10.00	$10.00	0%
–50%	1,500	$10.00	$10.00	$10.00	0%
–60%	1,200	$10.00	$10.00	$10.00	0%
–70%	900	$10.00	$10.00	$10.00	0%
–80%	600	$10.00	$10.00	$10.00	0%
–90%	300	$10.00	$10.00	$10.00	0%
–100%	0	$10.00	$10.00	$10.00	0%

The average index closing level is the arithmetic average of the closing levels on the three determination dates during the last year of the term of the notes. Because there are three determination dates, each approximately a month apart, positive performances of the underlying index at one time may be offset by lesser positive performance or negative performance at other times. See “Risk Factors ─ The supplemental redemption amount, if any, is based on the arithmetic average of the index closing levels on the three determination dates and therefore the payment at maturity may be less than if it were based solely on the index closing level on the final determination date” below.

How it works

▪	Upside Scenario: If the average index closing level is greater than the initial index level, investors would receive the $10 stated principal amount plus 125% of the appreciation of the underlying index over the term of the notes.
▪	For example, if the underlying index appreciates 4%, investors would receive a 5% return, or $10.50 per note.
▪	For example, if the underlying index appreciates 20%, investors would receive a 25% return, or $12.50 per note
▪	Par and Downside Scenario: If the average index closing level is less than or equal to the initial index level, investors would receive the stated principal amount of $10 per note. For example, if the underlying index depreciates 20%, investors would receive the $10 stated principal amount.

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Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in any of the stocks comprising the underlying index. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the notes described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement;

“— General risks related to indices” in the Equity Index Underlying Supplement;

“— Risks associated with Non-U.S. companies” in the Equity Index Underlying Supplement;

“— Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and to a lesser extent, foreign markets” in the Equity Index Underlying Supplement; and

“— Time differences between the domestic and foreign markets and New York City may create discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest. In addition, if the average index closing level is equal to or less than the initial index level, you will receive for each note that you hold a payment at maturity of only the stated principal amount of each note, subject to the credit risk of HSBC. Your return on the notes may be less than the return available on a conventional fixed or floating rate debt security with a similar maturity.
▪	Credit risk of HSBC USA Inc. The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. The payments on the notes depend on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.
▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the notes in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and securities underlying the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the EURO STOXX 50® Index” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.
▪	Risks associated with non-U.S. companies. The level of the SX5E depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the notes.
▪	The notes will not be adjusted for changes in exchange rates. Although the equity securities that comprise the SX5E are traded in currencies other than U.S. dollars, and your notes are denominated in U.S. dollars, the amount payable on your notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SX5E, and therefore your notes. The amount we pay in respect of your notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

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Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

▪	Investing in the notes is not equivalent to investing in the securities included in the underlying index. Investing in the notes is not equivalent to investing in the securities underlying the underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the notes. The Deutsche Börse AG and SIX Group AG, the publisher of the underlying index, may add, delete or substitute the stocks constituting the underlying index. Further, the publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The estimated initial value of the notes, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the notes in the secondary market, if any. The estimated initial value of the notes was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the notes. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you. We determined the value of the embedded derivatives in the notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time.
▪	The supplemental redemption amount, if any, is based on the arithmetic average of the index closing levels on the three determination dates and therefore the payment at maturity may be less than if it were based solely on the index closing level on the final determination date. The supplemental redemption amount, if any, will be calculated by reference to an average of the index closing levels on the three determination dates. Therefore, in calculating the average index closing level at maturity, positive performance of the underlying index on some determination dates may be moderated, or wholly offset, by lesser or negative performances on other determination dates. Similarly, the average index closing level may be less than the index closing level on the final determination date, and as a result, the payment at maturity you receive may be less than if it were based solely on the index closing level on the final determination date. Investing in the notes is not the same as investing in notes that offer 1-to-1 upside exposure to the performance of the underlying index.
▪	The amount payable on the notes is not linked to the level of the underlying index at any time other than the determination dates. The average index closing level will be based on the closing level of the underlying index on the determination dates, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the determination dates but then decreases as of any determination date to at or below the initial index level, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to such decrease or decreases. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the notes may be higher than the average index closing level, the payment at maturity will be based solely on the closing level of the underlying index on the determination dates.
▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the notes and the costs associated with structuring and hedging our obligations under the notes. These costs also include the underwriting discount that will be retained by Morgan Stanley Wealth Management. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.
▪	If HSBC Securities (USA) Inc. were to repurchase your notes immediately after the original issue date, the price you receive may be higher than the estimated initial value of the notes. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be

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Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

approximately 18 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the notes based on changes in market conditions and other factors that cannot be predicted.
▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the notes. As calculation agent, HSBC or one of its affiliates has determined the initial index level and will determine the average index closing level, and will calculate the amount of cash you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and the selection of a successor index or calculation of the average index closing level in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity. Although the calculation agent has made and will make all determinations, including in relation to the establishment of the initial index level, in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the initial index level and the closing level on the determination dates, that might affect the value of your notes.
▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates has carried out and will continue to carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index level and, therefore, could have increased the level at which the underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination dates, could adversely affect the level of the underlying index on the determination dates and, accordingly, the amount of cash, if any, an investor will receive at maturity.
▪	The notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes.
▪	Tax treatment. We intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. Under the terms of the notes, you agree to treat the notes as contingent payment debt instruments for all U.S. federal income tax purposes. Assuming the notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount in gross income each year, even though no payments will be made on the notes until maturity. For a discussion of certain of the U.S. federal income tax consequences of your investment in a notes, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

Information About the EURO STOXX 50® Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from December 20, 2008 through December 20, 2013. The closing level for the SX5E on December 20, 2013 was 3,049.35. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the level of the SX5E on the determination dates.

SX5E Historical Performance – Daily Closing Levels December 20, 2008 to December 20, 2013

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Market-Linked Notes Based on the Level of the EURO STOXX 50® Index due June 28, 2021

Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Minimum ticketing size:	$1,000 / 100 notes
Denominations:	$10 per note and integral multiples thereof
Interest:	None
Tax considerations:

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. We intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree to treat the notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of our counsel, Morrison & Foerster LLP, it is reasonable to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes, as described in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Based on the factors described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments,” we have determined that the comparable yield of the notes, solely for U.S. federal income tax purposes, will be a rate of 3.39% per annum, compounded annually. Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” and based upon the comparable yield, we have determined that the “projected payment schedule” for a note (assuming an issue price of $10) consists of a single projected amount equal to $12.84 due at maturity. You should read the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period, based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2013	$0.00	$0.00
January 1, 2014 through December 31, 2014	$0.34	$0.34
January 1, 2015 through December 31, 2015	$0.35	$0.69
January 1, 2016 through December 31, 2016	$0.36	$1.06
January 1, 2017 through December 31, 2017	$0.37	$1.43
January 1, 2018 through December 31, 2018	$0.39	$1.82
January 1, 2019 through December 31, 2019	$0.40	$2.22
January 1, 2020 through December 31, 2020	$0.41	$2.63
January 1, 2021 through the Maturity Date	$0.21	$2.84

However, the ordinary income reported in the taxable year the notes mature will be adjusted to reflect the actual payment received at maturity. The comparable yield and the projected payment schedule are not

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provided for any purpose other than the determination of U.S. holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders.”

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

For a further discussion of U.S. federal income tax consequences related to each note, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Events of default and acceleration:

If the notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the notes, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day immediately preceding the date of acceleration will be used as the sole determination for purposes of determining the payment on the notes. If a market disruption event exists on that scheduled trading day, then the accelerated determination date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled determination date). The accelerated maturity date will be the fifth business day following such accelerated postponed determination date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Business day:	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment when offices or settlement systems are closed:	If any payment is due on the notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the notes from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the notes and will receive a fee of $0.35 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.35 for each note they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Where you can find more information:

This pricing supplement relates to an offering of securities linked to the underlying index identified on the cover page. The purchaser of a note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of notes relates to the underlying index identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any component security included in the underlying index or as to the suitability of an investment in the notes.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and Equity Index Underlying Supplement dated March 22, 2012. If the terms of the notes offered hereby are inconsistent with those described in the accompanying prospectus

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supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Validity of the notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

This document provides a summary of the terms and conditions of the notes. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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